Exhibit 10.79
SECOND AMENDMENT
TO
THE IHS MARKIT DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2017)
1.    Company. IHS Inc.
2.    Amendment of Plan. Section 10.3 of the IHS Markit Deferred Compensation Plan (the “Plan”) permits the Plan to be amended by the Company.
3.    Purpose of Amendment. The purpose of this amendment is to change the distribution date from November, 2018 to January, 2019 for benefits distributed as a result of the Plan termination that was effective November 15, 2017.
4.    Effective Date of Amendment. This amendment shall be effective as set forth below.
5.    Supersession of Inconsistent Provisions. This amendment shall supersede the provisions of the Plan, including prior amendments, to the extent any provision is inconsistent with the provisions of this amendment.
AMENDMENT
A.    Effective January 22, 2018, section 4.01(e) of the Adoption Agreement shall be amended to read as follows:
“The Plan shall be terminated as of November 15, 2017. No deferral elections may be made to the Plan after that date. In addition, the entire Account of each Participant shall be distributed to him in a lump sum in January 2019; provided, however, that benefits that would be payable under the Plan prior to such date if no action had been taken to terminate the Plan shall be paid in accordance with the original schedule. In all events, all payments shall be made only in a manner that complies with the requirements of Code Section 409A and section 6 hereof.”
IN WITNESS WHEREOF, the Company has executed this amendment to the Plan on the date set forth below to be effective as set forth above.

IHS Inc.
By:	/s/ Sari Granat

Date:	Jan 22, 2018